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Exhibit 10.3. Non-Employee Director Stock Award Plan

Section 6. Grants of Class A Common Stock Awards of the Non-Employee Director Stock Award Plan was amended in its entirety to read as follows:

“Grants of Class A Common Stock. On the business day next following the date of the Annual Meeting of the Stockholders of Kelly held during each year during which the Plan is in effect (the “Date of Grant”), each Non-employee Director who was elected at that meeting or whose term continued thereafter as a Director at such meeting shall be granted a number of shares of Class A common stock which has a fair market value on the Date of Grant equal to 100% of the Non-employee Director’s annual retainer fee then in effect, exclusive of meeting or committee fees. Fair Market Value: means, for any given date, the closing market price for a share of Company Stock as a Nasdaq Stock Market LLC security reported by the National Association of Securities Dealers, Inc. Automated Quotation System (“Nasdaq”) for that date (or, if no such prices are so reported for such date, for the latest preceding date on which such sale prices were so reported). If the Fair Market Value for a given date cannot be determined by reference to Nasdaq, it shall be determined in good faith by the Committee. Fractional shares resulting from this formula shall be rounded, up or down, to the nearest whole share. The shares granted pursuant to this Plan shall be in addition to, and not in lieu of, the Non-employee Director’s annual retainer fee, meeting fees, or other compensation payable to each Non-employee Director as a result of his or her service on Kelly’s Board of Directors.”